Exhibit 99.1

Fluor Corporation	Keith Stephens / Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS

•                  FOURTH QUARTER EPS OF $0.90; NEW AWARDS OF $4.3 BILLION

•                  2011 NEW AWARDS OF $26.9 BILLION; BACKLOG OF $39.5 BILLION

•                  2011 EARNINGS OF $594 MILLION; EPS OF $3.40 PER DILUTED SHARE

•                  2012 EPS GUIDANCE AFFIRMED AT RANGE OF $3.40-$3.80 PER SHARE

IRVING, TEXAS — February 22, 2012 — Fluor Corporation (NYSE: FLR) today announced financial results for its fiscal year ended December 31, 2011.  Net earnings attributable to Fluor for 2011 were $594 million, or $3.40 per diluted share, compared with $357 million, or $1.98 per diluted share in 2010.  Consolidated segment profit for the year was $1.0 billion, compared with $621 million in 2010 which was impacted by significant pre-tax charges on two infrastructure projects.  Results in 2011 reflect a substantial increase in the profit contribution from the Industrial & Infrastructure (I&I) segment.  Consolidated revenue for the year totaled a record $23.4 billion, which was up 12 percent from $20.8 billion a year ago, mainly due to strong growth in the mining and metals business line within the I&I segment.

Full year new awards were strong at $26.9 billion, which compares with record bookings of $27.4 billion a year ago, reflecting substantial mining & metals orders in the I&I segment and sizable orders in Oil & Gas.  Consolidated backlog rose to a new year-end high of $39.5 billion, up 13 percent from a year ago.

“I am pleased that Fluor has delivered another year of strong new awards, resulting in double-digit backlog growth and earnings per share at the top end of our expectations for 2011,” said Chairman and Chief Executive Officer David Seaton.  “We continue to have a strong prospect list which supports our growth projection for 2012.”

Corporate G&A expense for the year rose to $163 million, up from $156 million a year ago, mainly due to higher management incentive compensation which was partially offset by overhead cost reductions.  Fluor’s financial condition remains very strong, with cash plus current and noncurrent marketable securities totaling $2.8 billion, which is up from $2.6 billion a year ago.  During 2011, the Company generated $890 million in cash flow from operating activities, repurchased $640 million worth of Fluor shares, and paid out $88 million in dividends.  The Company also took advantage of attractive market rates and completed a $500 million offering of 10-year unsecured notes to enhance cash balances in the United States.

Outlook

Despite continuing economic uncertainty, the Company remains encouraged about future opportunities across its diverse end-markets, and is maintaining its EPS guidance for 2012 at the previously announced range of $3.40 to $3.80 per diluted share, which includes the estimated impact of ongoing operating expenses of approximately $0.20 per share associated with the Company’s investment in NuScale Power.

Business Segments

Fluor’s Oil & Gas unit reported segment profit of $276 million in 2011, down from $344 million in 2010 which included higher margin contribution from projects that were completed or nearing completion.  Revenue rose by 3 percent to $8.0 billion in 2011.  Full year new awards in 2011 totaled $8.3 billion, which compares with $9.7 billion in 2010.  In the fourth quarter, the segment booked a $1.5 billion award for the construction management of Syncrude Canada Ltd.’s Mildred Lake project in Alberta, Canada.  Ending Oil & Gas backlog rose 6 percent from a year ago to end 2011 at $15.1 billion.

The Industrial & Infrastructure group reported segment profit of $389 million, reflecting strong profits from the mining & metals and infrastructure business lines.  This compares with a segment loss of $170 million in 2010.  The Greater Gabbard Offshore Wind Farm project, which is nearing completion, has experienced a number of issues which substantially increased the estimated cost to complete the project.  On the Greater Gabbard project, results for 2011 included charges of $60 million, while 2010 was impacted by provisions totaling $343 million.  Results for 2010 were also impacted by a $95 million charge related to a bankruptcy court ruling on a completed road project.  Total revenue for the segment rose 41 percent to $9.7 billion in 2011, mainly due to increases in mining & metals project volume.  New awards remained strong at $12.2 billion, which compares with $12.5 billion last year.  Year-end backlog rose to a segment record $19.6 billion, representing a 16 percent increase over 2010.

Government posted segment profit of $145 million, which compares with $142 million reported a year ago.  Revenue in 2011 grew by 12 percent to $3.4 billion.  Improved results

primarily reflect higher levels of project execution activities on LOGCAP IV task orders in Afghanistan.   New awards totaled $3.7 billion for the year, up 35 percent from $2.8 billion in 2010, reflecting initial funding of the Portsmouth Gaseous Diffusion project and increased funding of LOGCAP IV task orders.  Ending backlog rose to $1.1 billion, compared with $751 million a year ago.

Segment profit for Global Services rose 14 percent to $152 million in 2011, compared with $133 million in 2010.  Revenue increased by 5 percent to $1.6 billion.  Improved financial results were primarily due to growth in the equipment business line.  Full year new awards of $1.0 billion were down from $1.6 billion a year ago, reflecting a reduced volume of operations and maintenance activities.  Ending backlog declined to $1.9 billion from $2.1 billion a year ago.

Fluor’s Power group reported segment profit of $81 million, down from $171 million last year, on a 56 percent decline in revenue to $743 million.  Lower segment results primarily reflect the completion or near-completion of several large projects and relatively low new award volume in 2010.  With a strong second half, 2011 new awards rose to $1.6 billion, a substantial improvement from $757 million in 2010.  The fourth quarter included an award from the Lower Colorado River Authority to build a 540-megawatt gas-fired combined-cycle power plant in Texas.   Power segment backlog rose to $1.8 billion from $972 million a year ago, reflecting the recent increase in new awards.

Fourth Quarter Results

Net earnings attributable to Fluor for the fourth quarter of 2011 were $153 million, or $0.90 per diluted share, compared with $117 million, or $0.65 per diluted share, in 2010.  Fourth quarter segment profit totaled $279 million, compared with $77 million a year ago which included pre-tax charges of $180 million on the Greater Gabbard Offshore Wind Farm project and $28 million on a gas-fired power plant in Georgia.  Fluor’s tax rate in the fourth quarter of 2011, at 26 percent, was lower than expected due to the favorable resolution of various tax issues and audits.  Fluor’s consolidated tax expense in the fourth quarter of 2010 included a $152 million benefit from the tax restructuring of a foreign subsidiary, largely arising from the financial impact of the Greater Gabbard losses on the affected subsidiary.  Corporate G&A expenses in the fourth quarter of 2011 were $61 million, which compares with $58 million reported a year ago.  Revenue for the quarter of $6.3 billion was 19 percent higher than last year, mainly due to a significant increase in Industrial & Infrastructure.  Fourth quarter new awards were $4.3 billion, including awards of $2.5 billion in Oil & Gas, $947 million in Power and $504 million in I&I.

Fourth Quarter and Year-End Conference Call

Fluor will host a conference call at 5:30 p.m. Eastern Standard Time on Wednesday, February 22, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.  Certain non-GAAP financial measures, as defined under SEC rules, are included in this press release and may be discussed during the conference call.  A reconciliation of these measures is included in this press release which will be posted in the investor relations section of the Company’s website.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) designs, builds and maintains many of the world’s most challenging and complex projects.  Founded in 1912, John Simon Fluor Sr. started the Company with a modest investment of $100.  Since those humble beginnings, the Company has grown into one of the largest engineering & construction companies in the world.  Fluor is celebrating its 100th anniversary during 2012.

Today, through its global network of offices on six continents, the company provides comprehensive capabilities and world-class expertise in engineering, procurement, construction, commissioning, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 200 company and had revenue of $23.4 billion in 2011.  For more information, visit www.fluor100.com and www.fluor.com.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans” or other similar expressions).  These forward-looking statements, including statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves are based on current management expectations and involve risks and uncertainties.  Actual results may differ materially as a result of a number of factors, including, among other things, failure to achieve projected backlog, revenue and/or earnings levels; reduced profits or losses under contracts if costs increase above our estimates; intense competition in the global engineering, procurement and construction industry, which can place downward pressure on the Company’s contract prices and profit margins; the Company’s failure to receive anticipated new contract awards and the related impacts on revenues, earnings, staffing levels and cost; a continuance of the current sluggishness in the global economy; difficulties or delays incurred in the execution of contracts, resulting in cost overruns or liabilities, including those caused by the performance of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners;

the cyclical nature of many of the markets the Company serves, including the Company’s commodity-based business lines, and the Company’s vulnerability to downturns; foreign economic and political uncertainties; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; the financial viability and concentration of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; risks or uncertainties associated with events outside of our control, such as the effects of severe weather, which may result in project delays, increased costs, liabilities or losses on projects; client cancellations of, or scope adjustments to, existing contracts, including the Company’s government contracts that may be terminated at any time, and the related impacts on staffing levels and cost; liabilities arising for faulty engineering services; the potential impact of certain tax matters including, but not limited to, those from foreign operations and ongoing audits by tax authorities; delays or defaults in client payments; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients; failure to maintain safe worksites;  risks or uncertainties associated with acquisitions, dispositions and investments; the Company’s ability to hire and retain qualified personnel; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients;  and the timely and successful implementation of strategic initiatives.  Caution must be exercised in relying on these and other forward-looking statements.  Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 22, 2012. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED DECEMBER 31	2011	2010
Revenue	$6,252.1	$5,266.8
Cost and expenses:
Cost of revenue	5,942.5	5,167.7
Corporate general and administrative expense	61.1	58.0
Interest income, net	(0.1)	(1.4)
Total cost and expenses	6,003.5	5,224.3
Earnings before income taxes	248.6	42.5
Income tax expense (benefit)	64.8	(96.6)
Net earnings	183.8	139.1
Net earnings attributable to noncontrolling interests	(30.7)	(22.0)
Net earnings attributable to Fluor Corporation	$153.1	$117.1
Basic earnings per share
Net earnings	$0.91	$0.66
Weighted average shares	169.2	177.6
Diluted earnings per share
Net earnings	$0.90	$0.65
Weighted average shares	170.8	181.3
New awards	$4,265.2	$7,090.0
Backlog	$39,483.7	$34,908.7
Work performed	$6,107.0	$5,138.0

YEAR ENDED DECEMBER 31	2011	2010
Revenue	$23,381.4	$20,849.3
Cost and expenses:
Cost of revenue	22,232.5	20,144.0
Corporate general and administrative expense	163.5	156.3
Interest income, net	(16.4)	(10.6)
Total cost and expenses	22,379.6	20,289.7
Earnings before income taxes	1,001.8	559.6
Income tax expense	303.7	118.5
Net earnings	698.1	441.1
Net earnings attributable to noncontrolling interests	(104.4)	(83.6)
Net earnings attributable to Fluor Corporation	$593.7	$357.5
Basic earnings per share
Net earnings	$3.44	$2.01
Weighted average shares	172.5	178.0
Diluted earnings per share
Net earnings	$3.40	$1.98
Weighted average shares	174.6	181.0
New awards	$26,896.1	$27,362.9
Backlog	$39,483.7	$34,908.7
Work performed	$22,808.8	$20,360.1

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED DECEMBER 31	2011		2010
Revenue
Oil & Gas	$2,109.6		$2,091.2
Industrial & Infrastructure	2,707.5		1,636.6
Government	849.4		805.8
Global Services	403.2		423.8
Power	182.4		309.4
Total revenue	$6,252.1		$5,266.8

Segment profit $ and margin %
Oil & Gas	$71.4	3.4%	$78.7	3.8%
Industrial & Infrastructure	120.8	4.5%	(102.4)	-6.3%
Government	36.7	4.3%	37.1	4.6%
Global Services	40.4	10.0%	39.1	9.2%
Power	9.3	5.1%	24.3	7.9%
Total segment profit $ and margin %	$278.6	4.5%	$76.8	1.5%

Corporate general and administrative expense	(61.1)		(58.0)
Interest income, net	0.1		1.4
Earnings attributable to noncontrolling interests	31.0		22.3
Earnings before taxes	$248.6		$42.5

YEAR ENDED DECEMBER 31	2011		2010
Revenue
Oil & Gas	$7,961.7		$7,740.0
Industrial & Infrastructure	9,700.4		6,867.2
Government	3,398.2		3,038.0
Global Services	1,577.7		1,508.6
Power	743.4		1,695.5
Total revenue	$23,381.4		$20,849.3

Segment profit $ and margin %
Oil & Gas	$275.6	3.5%	$344.0	4.4%
Industrial & Infrastructure	389.3	4.0%	(169.7)	-2.5%
Government	145.5	4.3%	142.2	4.7%
Global Services	151.8	9.6%	133.3	8.8%
Power	81.1	10.9%	170.9	10.1%
Total segment profit $ and margin %	$1,043.3	4.5%	$620.7	3.0%

Corporate general and administrative expense	(163.5)		(156.3)
Interest income, net	16.4		10.6
Earnings attributable to noncontrolling interests	105.6		84.6
Earnings before taxes	$1,001.8		$559.6

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	DECEMBER 31,	DECEMBER 31,
	2011	2010
Cash and marketable securities, including noncurrent	$2,761.4	$2,607.4
Total current assets	5,880.6	5,562.8
Total assets	8,270.3	7,614.9
Total short-term debt	19.5	96.7
Total current liabilities	3,840.1	3,523.4
Long-term debt	513.5	17.8
Shareholders’ equity	3,395.5	3,497.0

Total debt to capitalization % (based on shareholders’ equity)	13.6%	3.2%
Shareholders’ equity per share	$20.09	$19.82

SELECTED CASH FLOW ITEMS

($ in millions)

YEAR ENDED DECEMBER 31	2011	2010

Cash provided by operating activities	$889.7	$550.9

Investing activities
Net sales (purchases) and maturities of marketable securities	(133.4)	437.5
Capital expenditures	(338.2)	(265.4)
Proceeds from disposal of property, plant and equipment	53.8	53.7
Other items	(18.6)	(7.4)
Cash (utilized) provided by investing activities	(436.4)	218.4

Financing activities
Repurchase of common stock	(639.6)	(175.1)
Dividends paid	(87.7)	(90.1)
Proceeds from issuance of Senior Notes	495.6	—
Repayment of convertible debt	(77.2)	(13.1)
Distributions paid to noncontrolling interests	(103.7)	(83.7)
Capital contribution by joint venture partners	22.8	1.0
Repayment of corporate-owned life insurance loans	—	(32.2)
Other Items	(6.0)	3.3
Cash utilized by financing activities	(395.8)	(389.9)

Effect of exchange rate changes on cash	(31.1)	68.5

Increase in cash and cash equivalents	$26.4	$447.9

Depreciation	$199.4	$189.4

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED DECEMBER 31	2011		2010		% Chg

Oil & Gas	$2,549	60%	$4,400	62%	(42)%
Industrial & Infrastructure	504	12%	1,282	18%	(61)%
Government	125	3%	533	7%	(77)%
Global Services	140	3%	404	6%	(65)%
Power	947	22%	471	7%	101%
Total new awards	$4,265	100%	$7,090	100%	(40)%

YEAR ENDED DECEMBER 31	2011		2010		% Chg

Oil & Gas	$8,325	31%	$9,713	35%	(14)%
Industrial & Infrastructure	12,238	45%	12,505	46%	(2)%
Government	3,724	14%	2,761	10%	35%
Global Services	1,028	4%	1,627	6%	(37)%
Power	1,581	6%	757	3%	109%
Total new awards	$26,896	100%	$27,363	100%	(2)%

BACKLOG TRENDS

($ in millions)

AS OF DECEMBER 31	2011		2010		% Chg

Oil & Gas	$15,068	38%	$14,267	41%	6%
Industrial & Infrastructure	19,601	49%	16,862	48%	16%
Government	1,091	3%	751	2%	45%
Global Services	1,881	5%	2,057	6%	(9)%
Power	1,843	5%	972	3%	90%
Total backlog	$39,484	100%	$34,909	100%	13%

United States	$8,572	22%	$8,985	26%	(5)%
The Americas (excluding the United States)	12,223	31%	9,697	28%	26%
Europe, Africa and the Middle East	8,172	21%	8,340	24%	(2)%
Asia Pacific (including Australia)	10,517	26%	7,887	22%	33%
Total backlog	$39,484	100%	$34,909	100%	13%